AGREEMENT

      Reference is hereby made to the Agreement and Plan of Merger, dated as of June 29, 2004, as supplemented and amended (the "Merger Agreement"), by and among Othnet, Inc., a Delaware corporation ("Othnet"), Othnet Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Othnet ("Merger Sub"), and Association of Volleyball Professionals, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

The undersigned parties agree as follows:

      1. The Company hereby waives the conditions set forth in Section 8.7 of the Merger Agreement and releases Othnet from the provisions thereof.

      2. Othnet hereby represents that as of the date hereof, except for $3,140 which has been paid to Malone & Bailey, the Liabilities which total $159,171.11 in the aggregate listed on Schedule A hereto are still outstanding together with an additional $3,777.26 owed to US Stock Transfer and $750 owed to Sandy Livney (the "Listed Liabilities"). In connection therewith, additional Merger Shares shall be issued at Closing for the Listed Liabilities which currently total $160,558.37 as provided for in Section 2.5(a)(iv) of the Merger Agreement.

      3. Jeffrey Wattenberg ("Wattenberg") hereby represents that (i) since January 1, 2003, he has not received any demand for payment on any claim or other notice of outstanding amounts owed ("Demand") from any presently unpaid known or unknown creditor of Othnet, except for Malone & Bailey (which has been paid in full), US Stock Transfer, Sandy Livney, and the liabilities described in Sections 4 and 5 hereof, and (ii) any and all brokerage or finder's fees or other commissions incurred by Othnet or its Affiliates in connection with the Bridge Financing, or conversion of the Notes included thereunder to any party other than Wattenberg or any Affiliate of Wattenberg ("Bridge Commissions"), have been paid.

      4. AVP acknowledges that it has been advised by Othnet that Savage Beast Technologies ("Savage Beast") is also owed from Othnet $53,336 in connection with an agreement dated as of May 9, 2002 between Othnet and Savage Beast, and Katten Muchin & Zavis is owed from Othnet $30,000 together with interest from January 1, 2002 at the rate of 10% per annum (together, the "Savage Beast and KMZ Liabilities").

      5. Wattenberg shall have no responsibility to pay the Savage Beast and KMZ Liabilities, the amounts due to US Stock Transfer and Sandy Livney as described in Section 2 and any of the other Listed Liabilities, except as otherwise provided in Section 9 hereof.

      6. The parties agree that the following amounts will be paid directly from the proceeds of the Private Placement (the "Paid Liabilities") and releases shall be furnished to AVP with respect thereto:

            Danzig Kaye Cooper Fiore & Kay, LLP         $ 112,000
            Montecito Capital Partners, LLC             $  40,000

      7. In addition to the Merger Shares being issued at Closing for the Listed Liabilities as provided in Section 2 hereof, additional Merger Shares shall be issued at Closing for the amount of the Savage Beast and KMZ Liabilities and the Paid Liabilities calculated and distributed in accordance with the methodology set forth in Section 2.5(a)(iv).

      8. Wattenberg represents that all such Bridge Commissions equal or exceed the sum of (i) the amounts presently due US Stock Transfer and Sandy Livney described above, (ii) the Savage Beast and KMZ Liabilities, and (iii) and $122,000 of the Paid Liabilities.

      9. Wattenberg agrees to indemnify and hold harmless Othnet and AVP from any and all losses and expenses (including reasonable counsel fees) suffered or incurred by Othnet or AVP arising out of a breach of any of the representations set forth in Section 3 or Section 8. hereof, provided, however, that with respect to clause (i) of Section 3, Wattenberg shall indemnify Othnet and AVP only in the event (a) it shall have been determined that a Demand was made and received by Wattenberg subsequent to January 1, 2003 and prior to the date hereof, and (b) the amount of the liability as indicated in such Demand which was received by Wattenberg is greater than as listed on Schedule A hereto (which in the case of a claim not constituting a Listed Liability, means in excess of zero), in which case, and only in the event both (a) and (b) have been determined, Wattenberg shall be responsible solely for the excess amount of the liability indicated in such Demand which was received by Wattenberg over the amount listed on Schedule A (which in the case of a claim not constituting a Listed Liability, means in excess of zero). Othnet or AVP shall promptly give Wattenberg notice of any such claim, but the failure to give such notice shall not relieve Wattenberg of his obligations hereunder except to the extent that Wattenberg has actually been damaged by such failure. All claims to be asserted hereunder must be made by the second anniversary of the date hereof.

      10. In the event within 24 months from the date of Closing, it shall be determined that, as of the Closing Date, Othnet shall have had any unpaid Liability in excess of the Listed Liabilities, the Savage Beast and KMZ Liabilities, Paid Liabilities and Notes which have not been converted pursuant to the Bridge Financing (and excluding any Liability for which indemnification is provided by Wattenberg as set forth herein), additional Merger Shares or Othnet common stock shall be issued pro rata as provided in Section 2.5(a)(iv) of the Merger Agreement among those persons who were holders of Merger Shares immediately after the Closing.

      11. All representations of Wattenberg set forth herein shall survive for a period of two years only from the date hereof.

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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       OTHNET, INC., A DELAWARE CORPORATION


                                       By:  /s/ Jeffrey Wattenberg
                                            ------------------------------------
                                       Name:  Jeffrey Wattenberg
                                       Title:  President

                                       OTHNET MERGER SUB, INC., A DELAWARE
                                       CORPORATION


                                       By:  /s/ Jeffrey Wattenberg
                                            ------------------------------------
                                       Name:  Jeffrey Wattenberg
                                       Title:  President

                                       /s/ Jeffrey Wattenberg

                                       JEFFREY WATTENBERG

                                       ASSOCIATION OF VOLLEYBALL PROFESSIONALS,
                                       INC.,  A DELAWARE CORPORATION

                                       By:  /s/ Leonard Armato
                                            ------------------------------------
                                       Name:  Leonard Armato
                                       Title:  President


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